Exhibit 99.1

Consolidated Financial Statements
December 31, 2023 and 2022

BLUEGREEN VACATIONS HOLDING CORPORATION AND SUBSIDIARIES

Ernst & Young LLP Suite 500 5100 Town Center Circle Boca Raton, FL 33486	Tel: +1 561 955 8000 Fax: +1 561 955 8200 ey.com

Report of Independent Auditors

To the Shareholders of
Bluegreen Vacations Holding Corporation

Opinion

We have audited the consolidated financial statements of Bluegreen Vacations Holding Corporation (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, equity and cash flows for each of the three years in the period ended December 31, 2023 (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for the three years in the period ended December 31, 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

A member firm of Ernst & Young Global Limited

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

March 28, 2024

A member firm of Ernst & Young Global Limited

BLUEGREEN VACATIONS HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	As of December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$94,839	$175,683
Restricted cash ($23,570 and $19,461 in VIEs at December 31, 2023 and 2022, respectively)	46,724	50,845
Notes receivable	955,139	763,801
Less: Allowance for loan loss	(268,744)	(211,311)
Notes receivable, net ($474,702 and $354,403 in VIEs at December 31, 2023 and 2022, respectively)	686,395	552,490
Vacation ownership interest ("VOI") inventory	475,452	389,864
Property and equipment, net	90,592	85,915
Intangible assets	61,293	61,293
Operating lease assets	20,737	22,963
Prepaid expenses	53,952	23,833
Other assets	32,333	35,499
Total assets	$1,562,317	$1,398,385
LIABILITIES AND EQUITY
Liabilities
Accounts payable	$25,250	$21,389
Deferred income	18,670	15,675
Accrued liabilities and other	82,963	110,048
Receivable-backed notes payable - recourse	10,025	20,841
Receivable-backed notes payable - non-recourse (in VIEs)	603,791	440,781
Note payable to BBX Capital, Inc.	35,000	50,000
Other notes payable and borrowings	208,971	218,738
Junior subordinated debentures	137,201	136,011
Operating lease liabilities	25,038	27,716
Deferred income taxes	134,763	113,193
Total liabilities	1,281,672	1,154,392
Commitments and contingencies (See Note 11)
Equity
Preferred Stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares; issued and outstanding 12,518,071 in 2023 and 12,165,825 in 2022	125	122
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares; issued and outstanding 3,650,184 in 2023 and 3,664,117 in 2022	37	37
Additional paid-in capital	46,253	46,821
Accumulated earnings	153,640	124,680
Total Bluegreen Vacations Holding Corporation equity	200,055	171,660
Non-controlling interest	80,590	72,333
Total equity	280,645	243,993
Total liabilities and equity	$1,562,317	$1,398,385

See accompanying notes to consolidated financial statements.

BLUEGREEN VACATIONS HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

	For the Years Ended December 31,
	2023	2022	2021
Revenue:
Gross sales of VOIs	$694,223	$636,156	$426,556
Provision for loan losses	(151,095)	(100,431)	(72,788)
Sales of VOIs	543,128	535,725	353,768
Fee-based sales commission revenue	54,631	72,647	128,321
Other fee-based services revenue	141,197	131,910	123,454
Cost reimbursements	97,624	77,394	69,066
Interest income	126,745	99,739	81,691
Other income, net	3,170	2,014	813
Total revenues	966,495	919,429	757,113

Costs and Expenses:
Cost of VOIs sold	65,497	58,665	29,504
Cost of other fee-based services	66,745	58,447	58,812
Cost reimbursements	97,624	77,394	69,066
Interest expense	69,485	42,953	35,329
Selling, general and administrative expenses	583,024	574,532	465,806
Total costs and expenses	882,375	811,991	658,517
Income before income taxes	84,120	107,438	98,596
Provision for income taxes	(23,473)	(26,187)	(26,664)
Income from continuing operations	60,647	81,251	71,932

Discontinued operations
Benefit for income taxes	—	—	900
Net income from discontinued operations	—	—	900

Net income	60,647	81,251	72,832
Less: Income attributable to non-controlling interest - continuing operations	18,057	16,866	14,102
Net income attributable to shareholders	$42,590	$64,385	$58,730

See accompanying notes to consolidated financial statements.

BLUEGREEN VACATIONS HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands)

	Shares of Common Stock Outstanding Class		Common Stock Class		Additional Paid-in Capital	Accumulated Earnings	Total Shareholders' Equity	Non- Controlling Interests	Total Equity
	A	B	A	B
Balance, December 31, 2020	15,624	3,694	$156	$37	$177,104	$10,586	$187,883	$74,847	$262,730
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(4,900)	(4,900)
Bluegreen Vacations Corporation short- form merger	2,666	—	27	—	23,032	—	23,059	(23,682)	(623)
Conversion of common stock from Class B to Class A	10	(10)	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	1,036	—	1,036	—	1,036
Purchase and retirement of common stock	(1,182)	(19)	(12)	—	(27,263)	—	(27,275)	—	(27,275)
Net income	—		—	—	—	58,730	58,730	14,102	72,832
Balance, December 31, 2021	17,118	3,665	$171	$37	$173,909	$69,316	$243,433	$60,367	$303,800
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(4,900)	(4,900)
Dividends	—	—	—	—	—	(9,021)	(9,021)	—	(9,021)
Tender offer	(3,041)	—	(30)	—	(76,054)	—	(76,084)		(76,084)
Conversion of common stock from Class B to Class A	1	(1)	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	3,384	—	3,384	—	3,384
Purchase and retirement of common stock	(1,912)	—	(19)	—	(54,418)	—	(54,437)	—	(54,437)
Net income	—	—	—	—	—	64,385	64,385	16,866	81,251
Balance, December 31, 2022	12,166	3,664	$122	$37	$46,821	$124,680	$171,660	$72,333	$243,993
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(9,800)	(9,800)
Dividends	—	—	—	—	—	(13,630)	(13,630)	—	(13,630)
Conversion of common stock from Class B to Class A	14	(14)	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	14,171	—	14,171	—	14,171
Issuance of common stock from accelerated vesting of restricted stock awards, net of shares surrendered for tax withholdings	338	—	3	—	(14,739)	—	(14,736)	—	(14,736)
Net income	—	—	—	—	—	42,590	42,590	18,057	60,647
Balance, December 31, 2023	12,518	3,650	$125	$37	$46,253	$153,640	$200,055	$80,590	$280,645

See accompanying notes to consolidated financial statements.

BLUEGREEN VACATIONS HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,
	2023	2022	2021
Operating activities:
Net income	$60,647	$81,251	$72,832
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
Provision for loan losses	151,095	100,431	72,788
Depreciation, amortization and accretion, net	20,089	20,931	19,981
Share-based compensation expense	6,227	3,384	1,036
Gain on repayment of note payable to BBX Capital, Inc.	(930)	—	—
Loss on disposal of property and equipment	440	286	225
Increase in deferred income tax liability	21,570	17,505	10,374
Changes in operating assets and liabilities:
Notes receivable	(285,000)	(206,599)	(109,761)
VOI inventory	(86,397)	(54,344)	12,517
Prepaids expense and other assets	(19,982)	5,235	(14,100)
Accounts payable, accrued liabilities and other, and deferred income	(20,681)	19,027	11,074
Net cash (used in) provided by operating activities	(152,922)	(12,893)	76,966

Investing activities:
Purchases of property and equipment	$(19,655)	$(15,098)	$(13,598)
Net cash used in investing activities	(19,655)	(15,098)	(13,598)

Financing activities:
Repayments of notes payable and other borrowings	$(528,910)	$(264,077)	$(211,027)
Proceeds from notes payable and other borrowings	660,425	486,575	111,054
Redemption of junior subordinated debentures	—	—	(4,186)
Payments for debt issuance costs	(5,737)	(6,616)	(436)
Payment of withholding taxes on vesting of restricted shares	(14,736)	—	—
Merger consideration	—	—	(623)
Purchase and retirement of common stock	—	(54,437)	(27,275)
Dividends paid on common stock	(13,630)	(9,021)	—
Distributions to non-controlling interests	(9,800)	(4,900)	(4,900)
Tender offer	—	(76,084)	—
Net cash provided by (used in) financing activities	87,612	71,440	(137,393)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(84,965)	$43,449	$(74,025)
Cash, cash equivalents and restricted cash at beginning of period	226,528	183,079	257,104
Cash, cash equivalents and restricted cash at end of period	$141,563	$226,528	$183,079

Supplemental cash flow information:
Interest paid on borrowings, net of amounts capitalized	$63,128	$36,004	$31,754
Income taxes paid	6,218	5,312	19,068

Supplemental disclosure of non-cash investing activities:
Transfer of property and equipment to VOI inventory	$—	$1,501	$—

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$94,839	$175,683	$140,225
Restricted cash	46,724	50,845	42,854
Total cash, cash equivalents, and restricted cash	$141,563	$226,528	$183,079

See accompanying notes to consolidated financial statements.

BLUEGREEN VACATIONS HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization

Our Business

Bluegreen Vacations Holding Corporation is a Florida-based holding company which owns 100% of Bluegreen Vacations Corporation (“Bluegreen”). Bluegreen Vacations Holding Corporation as a standalone entity without its subsidiaries is referred to as “BVH”. Unless stated to the contrary or the context otherwise requires, Bluegreen Vacations Holding Corporation with its subsidiaries, including Bluegreen, is referred to herein as the “Company”, “we”, “us” or “our”.

Bluegreen is a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in popular leisure and urban destinations. Bluegreen’s resorts are primarily located in high-volume, “drive-to” vacation locations, including Orlando, Panama City Beach, Las Vegas, the Smoky Mountains, Myrtle Beach, Charleston, the Branson, Missouri area, Nashville and New Orleans, among others. Bluegreen also earns fees for providing management services to the Bluegreen Vacation Club (“Vacation Club”) and homeowners’ associations (“HOAs”), mortgage servicing, VOI title services, reservation services, and construction design and development services. In addition, Bluegreen provides financing to qualified VOI purchasers, which generates significant interest income.

Prior to May 5, 2021, the Company owned approximately 93% of Bluegreen’s outstanding common stock. On May 5, 2021, the Company acquired all of the approximately 7% of the outstanding shares of Bluegreen’s common stock not previously owned by the Company through a statutory short-form merger under Florida law. In connection with the merger, Bluegreen’s shareholders (other than the Company) received 0.51 shares of the Company’s Class A Common Stock for each share of Bluegreen’s common stock that they held at the effective time of the merger (subject to the rounding up of fractional shares). BVH issued approximately 2.66 million shares of its Class A Common Stock in connection with the merger. As a result of the completion of the merger, Bluegreen became a wholly owned subsidiary of BVH and its common stock was no longer publicly traded.

On November 5, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hilton Grand Vacations Inc. (“HGV”) and Heat Merger Sub, Inc. (“Merger Sub”), an indirect wholly-owned subsidiary of HGV. On January 17, 2024, the merger contemplated by the Merger Agreement (the “Merger”) was completed whereby, in accordance with the terms of the Merger Agreement, (i) Merger Sub merged with and into BVH, with BVH continuing as the surviving company of the Merger and becoming an indirect wholly-owned subsidiary of HGV, and (ii) each share of Class A Common Stock and Class B Common Stock of BVH outstanding at the effective time of the Merger (including each share subject to a restricted stock award outstanding at the effective time of the Merger) was canceled and converted into the right to receive $75.00 per share in cash, without interest and less any applicable withholding taxes.

2.	Basis of Presentation and Recently Issued Accounting Pronouncements

Principles of Consolidation and Basis of Presentation

The Company’s consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of its wholly owned subsidiaries, Bluegreen/Big Cedar Vacations LLC (a joint venture in which Bluegreen is deemed to hold a controlling financial interest based on its 51% equity interest, its active role as the day-to-day manager of its activities, and Bluegreen's majority voting control of its management committee ("Bluegreen/Big Cedar Vacations")), and any variable interest entities (“VIEs) in which the Company or one of its consolidated subsidiaries is deemed the primary beneficiary of the VIE. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The Company’s financial statements are prepared in conformity with GAAP, which requires it to make estimates based on assumptions about current and, for some estimates, future economic and market conditions which affect reported amounts and related disclosures in its financial statements. Although the Company’s current estimates are based on current and expected future conditions, as applicable, actual conditions could differ from its expectations, which could materially affect its results of operations and financial position. In particular, a number of estimates have been and may continue to be affected by adverse trends affecting general economic conditions, including rising interest rates and inflation. The severity, magnitude and duration, as well as the economic consequences of these factors are uncertain, subject to change and difficult to predict. As a result, accounting estimates and assumptions may change over time. Such changes could result in, among other adjustments, incremental loan losses on notes receivable, a decrease in the carrying amount of tax assets, or an increase in other obligations as of the time of a relevant measurement event. On an ongoing basis, management evaluates its estimates, including those that relate to the estimated future sales value of VOI inventory; the recognition of revenue; the allowance for loan losses; the recovery of the carrying value of VOI inventories; the fair value of assets measured at, or compared to, fair value on a non- recurring basis; the estimate of contingent liabilities related to litigation and other claims and assessments; and deferred income taxes are reviewed on an ongoing basis. Estimates are based on historical experience and various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions and conditions.

Significant Accounting Policies

Cash and Cash Equivalents

Cash in excess of the Company’s immediate operating requirements are generally invested in cash equivalents, such as short- term time deposits and money market instruments, with original maturities at the date of purchase of three months or less. Cash and cash equivalents are maintained at various financial institutions. These financial institutions are located throughout the United States and in Aruba. However, a significant portion of the Company’s unrestricted cash is maintained with a single bank and, accordingly, the Company is subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining the Company’s deposits are performed to evaluate and, if necessary, take actions in an attempt to mitigate credit risk.

Restricted Cash

Restricted cash consists primarily of customer deposits held in escrow accounts and cash collected on pledged/secured notes receivable not yet remitted to lenders.

Revenue Recognition

Sales of VOIs. Revenue is recognized for sales of VOIs after control of the VOI is deemed transferred to the customer, which is when the legal rescission period has expired on a binding executed VOI sales agreement, as the risk and rewards associated with VOI ownership are transferred to the buyer at that time, and the collectability of the note receivable from the buyer, if any, is probable. The Company records customer deposits from contracts within the legal rescission period in restricted cash and escrow deposits in its consolidated balance sheets as such amounts are refundable until the legal rescission period has expired. In cases where construction and development of developed resorts has not been completed, the Company defers all of the revenue and associated expenses for the sales of VOIs until construction is complete and the resort may be occupied. Contracts with customers may include multiple performance obligations. For such arrangements, where applicable, we allocate revenue to each performance obligation based on its relative standalone selling price.

The Company generally offers qualified purchasers financing for up to 90% of the purchase price of VOIs. The typical financing provides for a term of ten years and a fixed interest rate, is fully amortizing in equal installments and may be prepaid without penalty. For sales of VOIs for which it provides financing, the Company reduces the transaction price for expected loan losses, which it considers to be variable consideration. The Company’s estimates of the variable consideration are based on the results of its static pool analysis, which relies on historical payment data for similar VOI notes receivable. Policies regarding the estimation of variable consideration on notes receivable are discussed in further detail under “Notes Receivable” below. VOI Sales where no financing was provided do not have any significant payment terms.

Fee-based sales commission revenue. The Company enters into arrangements with third-party developers to sell VOIs in their developments through the Company's sales and marketing platform for which it earns a commission. Commission revenue is recognized to the extent that, it is probable that a significant reversal of such revenue will not occur, the related consumer rescission period has expired and the third-party developer receives and consumes the benefits of these services.

Other fee-based services revenue and cost reimbursements. Revenue in connection with other fee-based services described below is recognized as follows:

•
Resort and club management revenue is recognized as services are rendered. These services provided to the resort HOAs consists of day-to-day services relating to the operations of the resort, including management, housekeeping, and maintenance, as well as certain accounting and administrative functions. Management services provided to the Vacation Club include managing the reservation system and providing owner, billing and collection services. Our management contracts are typically structured as cost-plus with an initial term of three years and automatic one year renewals. The Company believes these services to be a series of distinct goods and services to be accounted for as a single performance obligation over time and recognize revenue as the customer receives the benefits of its services. The Company allocates variable consideration to the distinct good or service within the series, such that revenue from management fees and cost reimbursements is recognized in each period as the uncertainty with respect to such variable consideration is resolved.

•
Cost reimbursements are received for performing day to day management services based on agreements with the HOAs. These costs primarily consist of payroll and payroll related costs for management of the HOAs and other services provided where we are the employer. Cost reimbursements are based upon actual expenses and are billed to the HOA on a monthly basis. The Company recognizes cost reimbursements when they incur the related reimbursable costs as the HOA receives and consumes the benefits of the management services.

•	Resort title fee revenue is recognized when escrow amounts are released and title documents are completed.
•	Rental revenue is recognized on a daily basis consistent with the period for which the customer benefits from such service.
•	Mortgage servicing revenue is recognized as services are rendered.

Fees received in advance are generally included in deferred income in the Company’s consolidated balance sheets until such time as the related service is rendered and revenue is recognized as stated above.

Under timeshare accounting rules, rental operations, including accommodations provided through the use of the sampler program, are accounted for as incidental operations whereby incremental carrying costs in excess of incremental revenue are expensed as incurred. Revenue from the sampler program is deferred and recognized as guests complete stays at the resorts. During each of the years presented, the Company’s aggregate rental and sampler operating profit was less than the aggregate carrying cost of its VOI inventory. Accordingly, it recorded such loss as a reduction to the carrying cost of VOI inventory, which is included in cost of other fee-based services in the Company’s consolidated statements of income for each year.

Interest Income. The Company provides financing for a significant portion of sales of its owned VOIs. It recognizes interest income from financing VOI sales on the accrual method as earned based on the outstanding principal balance, interest rate and terms stated in each individual financing agreement. See “Notes Receivable” below for further discussion of the policies applicable to VOI notes receivable.

Notes Receivable

The Company’s notes receivable are carried at amortized cost less an allowance for loan losses. Interest income is suspended, and previously accrued but unpaid interest income is reversed, on all delinquent notes receivable when principal or interest payments are more than 90 days contractually past due and not resumed until such loans are less than 90 days past due. As of December 31, 2023 and 2022, $33.9 million and $24.2 million, respectively, of VOI notes receivable were more than 90 days past due, and accordingly, consistent with the Company’s policy, were not accruing interest income. After approximately 127 days, VOI notes receivable are generally written off against the allowance for loan loss.

To the extent the Company determines that it is probable that a significant reversal of cumulative revenue recognized may occur, it records an estimate of variable consideration as a reduction to the transaction price of the sales of VOIs until the uncertainty associated with the variable consideration is resolved. Variable consideration which has not been included within transaction price is presented as an allowance for loan loss. Estimates of the variable consideration are based on the results of its static pool analysis, which relies on historical payment data for similar VOI notes receivable and tracks uncollectibles for each period’s sales over the entire life of the notes. The Company also considers whether historical economic conditions are comparable to then current economic conditions, as well as variations in underwriting standards. Revisions to estimate of variable consideration from the sales of VOIs impact the loan loss reserve and can increase or decrease revenue. The Company reviews its estimate of variable consideration on at least a quarterly basis. Loan origination costs are deferred and recognized over the life of the related notes receivable.

VOI Inventory

VOI inventory consists of completed VOIs, VOIs under construction and land held for future VOI development. Completed VOI inventory is carried at the lower of: (i) cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes and other costs incurred during construction, or (ii) estimated fair market value, less costs to sell. VOI inventory and cost of sales are accounted for under timeshare accounting rules, which require the use of a specific method of the relative sales value method for relieving VOI inventory and recording cost of sales. Under the relative sales value method required by timeshare accounting rules, cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage - the ratio of total estimated development costs to total estimated VOI revenue, including the estimated incremental revenue from the resale of VOI inventory repossessed, generally as a result of the default of the related note receivable. In addition, pursuant to timeshare accounting rules, the Company does not relieve inventory for VOI cost of sales related to anticipated loan losses. Accordingly, no adjustment is made when inventory is reacquired upon default of the related receivable. Changes in estimates within the relative sales value calculation are accounted for as VOI inventory true- ups and are included in Cost of VOI sales in the Company’s consolidated statements of income to retrospectively adjust the margin previously recognized subject to those estimates.

Property and Equipment

Property and equipment is recorded at acquisition cost. The Company records depreciation and amortization in a manner that recognizes the cost of its depreciable assets over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the terms of the underlying leases or the estimated useful lives of the improvements.

The Company capitalizes the costs of software developed for internal use in accordance with the guidance for accounting for costs of computer software developed or obtained for internal use. Capitalization of software developed for internal use commences during the development phase of the project and ends when the asset is ready for its intended use. Software developed or obtained for internal use is generally amortized on a straight-line basis over 3 to 5 years and included within property and equipment on the Company’s consolidated balance sheet. Capitalized costs of software developed for internal use for the years ended December 31, 2023, 2022, and 2021 were $2.9 million, $2.0 million, and $3.0 million, respectively. Costs of internal development time and the costs of software under cloud computing arrangements that are service contracts are capitalized and included in prepaid expenses on the Company’s consolidated balance sheet. Costs of these service contracts are amortized over the life of the contract and included in selling, general and administrative expenses in the Company’s consolidated statement of income. Unamortized capital costs of software service contracts totaled $0.6 million and $1.0 million as of December 31, 2023 and 2022, respectively. Amortization expense from these service contracts for the years ended December 31, 2023, 2022, and 2021 was $0.5 million, $0.5 million, and $0.4 million, respectively.

Intangible Assets

Intangible assets consist primarily of indefinite-lived management contracts recognized upon the consolidation of Bluegreen in November 2009 upon the acquisition of a controlling interest in Bluegreen at that time. Management contracts are reviewed for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company did not record any impairment charges during the years ended December 31, 2023, 2022 or 2021.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the carrying amounts of its long-lived assets under the guidelines of ASC 360, Property, Plant and Equipment (“ASC 360”), which provides guidance relating to the accounting for the impairment or disposal of long-lived assets. The Company reviews the carrying amounts of the Company’s long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company assesses impairment by comparing the undiscounted cash flows of the assets to their carrying amounts. If estimated cash flows are insufficient to recover the investment, an impairment loss is recognized to write-down the carrying value of the asset to the estimated fair value.

Deferred Financing Costs

Deferred financing costs are comprised of costs incurred in connection with obtaining financing from third-party lenders and are presented in the consolidated balance sheets as other assets or as a direct deduction from the carrying value of the associated debt liability. These costs are capitalized and amortized using the effective yield method to interest expense over the terms of the related financing arrangements. As of December 31, 2023 and 2022, unamortized deferred financing costs totaled $13.1 million and $13.3 million, respectively. Interest expense from the amortization of deferred financing costs for the years ended December 31, 2023, 2022, and 2021 was $3.8 million, $3.1 million and $3.3 million, respectively.

Advertising Expense

The Company expenses advertising costs, which are primarily marketing costs, as incurred. Advertising expense was $187.5 million, $195.0 million and $151.5 million for the years ended December 31, 2023, 2022 and 2021, respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statements of income.

Bluegreen has entered into marketing arrangements with various third parties. Bluegreen had an exclusive marketing agreement through 2024 with Bass Pro that provided the Company with the right to market and sell vacation packages at kiosks in each of Bass Pro’s retail locations and through other means. For the years ended December 31, 2023, 2022, and 2021, sales of VOIs to prospects and leads generated by Bluegreen’s marketing agreement with Bass Pro accounted for approximately 16%, 17% and 19%, respectively, of total VOI sales volume. In connection with the Merger Transaction with HGV, HGV entered into a new ten year marketing agreement with Bass Pro.

Income Taxes

Income tax expense is recognized at applicable U.S. tax rates. Certain revenue and expense items may be recognized in one period for financial statement purposes and in a different period for income tax purposes. The tax effects of such differences are reported as deferred income taxes. Valuation allowances are recorded in periods in which it is determined that the realization of deferred tax assets does not meet the more likely than not recognition threshold.

Noncontrolling Interests

Noncontrolling interests reflect third parties’ ownership interests in entities that are consolidated in the Company’s financial statements but are less than 100% owned by the Company. Noncontrolling interests are recognized as equity in the Company’s consolidated balance sheet and presented separately from the equity attributable to its shareholders. The amounts of consolidated net income and comprehensive income attributable to the Company’s shareholders and noncontrolling interests are separately presented in the Company’s consolidated statements.

Stock-Based Compensation

Compensation cost for unvested restricted stock awards is based on the fair value of the award on the measurement date, which is generally the grant date, and is recognized on a straight-line basis over the requisite service period of the award, which is generally four to ten years for unvested restricted stock awards with forfeitures recognized as incurred. The fair value of restricted stock awards is generally determined based on the market price of the Company’s common stock on the grant date. In contemplation of the Merger, in December 2023 the Company's Compensation Committee approved the early acceleration of vesting of certain of the Company's restricted stock awards and the balance of the restricted stock awards were vested in consummation of the Merger in January 2024. See Note 13.

Recently Adopted Accounting Pronouncements

In March 2022, the FASB issued ASU 2022-02, “Financial Instruments – Credit Losses (Topic 326) – Troubled Debt Restructurings and Vintage Disclosures” (“ASU-2022-02”), which eliminates the recognition and measurement guidance applicable to troubled debt restructurings for creditors and enhances disclosure requirements with respect to loan modifications for borrowers experiencing financial difficulty. ASU 2022-02 also requires disclosure of current-period gross write-offs by year of origination to be presented in the vintage disclosures for VOI notes receivable. The Company adopted ASU 2022-02 as of January 1, 2023. The adoption of this standard did not have a material effect on the Company’s financial statements or disclosures other than disclosure related to changes in vintage disclosures relating to VOI notes receivable.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effect of Reference Rate Reform on Financial Reporting” (“ASU 2020-04”), which provides relief for companies preparing for the discontinuation of LIBOR in response to the Financial Conduct Authority (the regulatory authority over LIBOR) plan for a phase out of regulatory oversight of LIBOR interest rate indices to allow for an orderly transition to an alternate reference rate. The Company adopted this standard effective January 1, 2023. The adoption of this standard did not have a material effect on the Company’s financial statements or disclosures.

3.	Revenue from Contracts with Customers

The table below sets forth the Company’s disaggregated revenue by category from contracts with customers (in thousands):

	As of December 31,
	2023	2022	2021

Sales of VOIs	$543,128	$535,725	$353,768
Fee-based sales commission revenue	54,631	72,647	128,321
Resort and club management revenue	117,037	108,892	103,214
Cost reimbursements	97,624	77,394	69,066
Administrative fees and other	14,424	13,662	12,203
Other revenue	9,736	9,356	8,037
Revenue from customers	836,580	817,676	674,609
Interest income	126,745	99,739	81,691
Other income, net	3,170	2,014	813
Total revenue	$966,495	$919,429	$757,113

As of December 31, 2023 and 2022, the Company had commission receivables, net of an allowance, of $5.3 million and $10.3 million, respectively, related to sales of third-party VOIs, which are included in other assets on the consolidated balance sheets. Commission receivables relate to contracts with customers including amounts associated with the Company’s contractual right to consideration for completed performance obligations and are settled when the related cash is received. Commission receivables are recorded when the right to consideration becomes unconditional and is only contingent on the passage of time.

Contract liabilities include payments received or due in advance of satisfying performance obligations, including points awarded to customers as an incentive for the purchase of VOIs that may be redeemed in the future, advance deposits on owner programs for future services, and deferred revenue on prepaid vacation packages for future stays at the Company’s resorts or nearby hotels. Both points incentives and owner programs are recognized upon redemption, and deferred revenue for vacation packages are recognized net of sales of marketing expenses upon customer stays. Contract liabilities are included in deferred income in the Company’s consolidated balance sheets.

The following table sets forth the Company’s contract liabilities as of December 31, 2023 and 2022 (in thousands):

	As of December 31,
	2023	2022
Point incentives	$3,782	$3,944
Owner programs	2,132	2,149
Deferred Revenue vacation packages	994	1,136
	$6,908	$7,229

4. Notes Receivable
The table below provides information relating to the Company’s notes receivable and its allowance for loan losses (in thousands):
	As of December 31,
	2023	2022
Notes receivable secured by VOIs:
VOI notes receivable - non-securitized	$291,528	$279,888
VOI notes receivable - securitized	663,611	483,913
Gross VOI notes receivable	955,139	763,801
Allowance for loan losses - non-securitized	(79,835)	(81,801)
Allowance for loan losses - securitized	(188,909)	(129,510)
Allowance for loan losses	(268,744)	(211,311)
VOI notes receivable, net	$686,395	$552,490
Allowance as a % of Gross VOI notes receivable	28%	28%

The weighted-average interest rate charged on the Company’s notes receivable secured by VOIs was 15.1% and 15.3% at December 31, 2023, and 2022, respectively.  All of the Company’s VOI loans bear interest at fixed rates.  The Company’s VOI notes receivable are primarily secured by VOIs located in Florida, Missouri, South Carolina, Tennessee, Nevada and Virginia.
Future principal payments due to the Company from notes receivable as of December 31, 2023 are as follows (in thousands):
2023	$$87,907
2024	86,798
2025	92,361
2026	98,278
2027	103,639
Thereafter	486,156
Total	$955,139

Allowance for Loan Losses
The activity in the Company’s allowance for loan losses was as follows (in thousands):
	For the Year Ended December 31,
	2023	2022
Balance, beginning of period	$211,311	$163,107
Provision for loan losses	151,095	100,431
Less: Write-offs of uncollectible receivables	(93,662)	(52,227)
Balance, end of period	$268,744	$211,311

The table below represents the gross write-offs of financing receivables by year of origination (in thousands):
For the Year Ended
December 31, 2023
2023	$8,265
2022	37,934
2021	24,474
2020	7,638
2019	6,436
Prior	8,915
Total	$93,662

The Company monitors the credit quality of its receivables on an ongoing basis.  The Company holds large amounts of homogeneous VOI notes receivable and assesses uncollectibility based on pools of receivables as it does not believe that there are significant concentrations of credit risk with any borrower or groups of borrowers.  In estimating loan losses, the Company does not use a single primary indicator of credit quality but instead evaluate its VOI notes receivable based upon a static pool analysis that incorporates the aging of the respective receivables, default trends and prepayment rates by origination year, as well as the FICO scores of the borrowers. The Company records the difference between its VOI notes receivable and the variable consideration included in the transaction price for the sale of the related VOI as an allowance for loan losses and records the VOI notes receivables net of the allowance.
Adverse changes in economic conditions, including rising interest rates and inflationary trends, have had and may continue to have, an adverse impact on the collectability of our VOI notes receivable and we are continuing to evaluate the impact they may have on our default and/or delinquency rates.  Our estimates may not prove to be correct and our allowance for loan losses may not prove to be adequate.
Additional information about the Company’s VOI notes receivable by year of origination is as follows as of December 31, 2023 (in thousands):
	Year of Origination
	2023	2022	2021	2020	2019	2018 and Prior	Total
FICO Score of Borrower
701+	$334,408	$130,383	$53,853	$21,639	$27,577	$41,915	$609,775
601-700	123,983	77,337	39,942	16,362	16,473	32,138	306,235
<601 (1)	9,409	4,674	2,003	1,464	2,047	3,009	22,606
Other	643	2,621	2,764	1,405	2,456	6,634	16,523
Total	$468,443	$215,015	$98,562	$40,870	$48,553	$83,696	$955,139

(1)	Includes VOI notes receivable attributable to borrowers without a FICO score (who are primarily foreign borrowers).

Additional information about the Company’s VOI notes receivable by year of origination is as follows as of December 31, 2022 (in thousands):
	Year of Origination
	2023	2022	2021	2020	2019	2018 and Prior	Total
FICO Score of Borrower
701+	$208,052	$88,445	$34,927	$43,765	$28,001	$43,228	$446,418
601-700	111,796	63,483	25,003	25,613	18,609	35,890	280,394
<601 (1)	8,844	3,181	2,222	2,876	1,818	3,595	22,536
Other	663	3,501	1,352	2,579	2,504	3,854	14,453
Total	$329,355	$158,610	$63,504	$74,833	$50,932	$86,567	$763,801

(1)	Includes VOI notes receivable attributable to borrowers without a FICO score (who are primarily foreign borrowers).

The percentage of gross notes receivable outstanding by FICO score of the borrower at the time of origination were as follows:
	As of December 31,
	2023	2022
FICO Score
701+	65%	59%
601-700	32	38
<601	2	2
No Score (1)	1	1
Total	100%	100%

(1)	Primarily foreign borrowers.

The Company’s notes receivable are carried at amortized cost less allowance for loan losses.  Interest income is suspended, and previously accrued but unpaid interest income is reversed, on all delinquent notes receivable when principal or interest payments are more than 90 days contractually past due and not resumed until such loans are less than 90 days past due.  As of December 31, 2023 and 2022, $33.9 million and $24.2 million, respectively, of our VOI notes receivable were more than 90 days past due, and accordingly, consistent with our policy, were not accruing interest income.  After approximately 127 days past due, VOI notes receivable are generally written off against the allowance for loan loss.  Accrued interest was $7.7 million and $5.8 million as of December 31, 2023 and 2022, respectively, and is included within other assets in the Company’s consolidated balance sheets herein.
The following shows the delinquency status of the Company’s VOI notes receivable as of December 31, 2023 and 2022 (in thousands):
	As of December 31,
	2023	2022
Current	$891,679	$721,736
31-60 days	15,849	9,612
61-90 days	13,736	8,243
Over 91 days	33,875	24,210
Total	$955,139	$763,801

5.Variable Interest Entities
The Company sells VOI notes receivable through special purpose finance entities. These transactions are generally structured as non-recourse to Bluegreen and are designed to provide liquidity and to transfer the economic risks and benefits of the notes receivable to third parties. In a securitization, various classes of debt securities are issued by the special purpose finance entities and are generally collateralized by a single tranche of transferred assets, which consist of VOI notes receivable.
In these securitizations, the Company generally retains a portion of the securities and continues to service the securitized notes receivable for a fee pursuant to servicing agreements negotiated with third parties based on market conditions at the time of the securitization. Under these arrangements, the cash payments received from obligors on the receivables sold are generally applied monthly to pay fees to service providers, make interest and principal payments to investors, and fund required reserves, if any, with the remaining balance of such cash retained by the Company; however, to the extent the portfolio of receivables fails to satisfy specified performance criteria (as may occur due to, among other things, an increase in default rates or credit loss severity) or other trigger events occur, the funds received from obligors are required to be distributed on an accelerated basis to investors. Depending on the circumstances and the transaction, the application of the accelerated payment formula may be permanent or temporary until the trigger event is cured. As of December 31, 2023 and 2022, Bluegreen was in compliance with all material terms under its securitization transactions, and no trigger events had occurred.

In accordance with applicable accounting guidance for the consolidation of VIEs, the Company analyzes its variable interests, which may consist of loans, servicing rights, guarantees, and equity investments, to determine if an entity in which it has a variable interest is a VIE. The analysis includes a review of both quantitative and qualitative factors. The Company bases its quantitative analysis on the forecasted cash flows of the entity, and it bases its qualitative analysis on the structure of the entity, including its decision-making ability and authority with respect to the entity, and relevant financial agreements. The Company also uses its qualitative analysis to determine if it must consolidate a VIE as the primary beneficiary. In accordance with applicable accounting guidance, the Company has determined these securitization entities to be VIEs of which it is the primary beneficiary and, therefore, the Company consolidates the entities into its financial statements.
Under the terms of certain VOI notes receivable sales, the Company has the right to repurchase or substitute a limited amount of defaulted notes for new notes at the outstanding principal balance plus accrued interest.  Voluntary repurchases and substitutions of defaulted notes during 2023, 2022 and 2021 were $39.6 million, $11.4 million and $14.6 million, respectively. The Company’s maximum exposure to loss relating to its non-recourse securitization entities is the difference between the outstanding VOI notes receivable and the notes payable, plus cash reserves and any additional residual interest in future cash flows from collateral.
The assets and liabilities of the Company’s consolidated VIEs were as follows (in thousands):
	As of December 31,
	2023	2022
Restricted cash	$23,570 $	$19,461
Securitized notes receivable, net	$474,702 $	$354,403
Receivable backed notes payable - non-recourse	$603,791 $	$440,781

The restricted cash and the securitized notes receivable balances disclosed in the table above are restricted to satisfy obligations of the VIEs.

6. VOI Inventory
The Company’s VOI inventory consists of the following (in thousands):
	As of December 31,
	2023	2022
Completed VOI units	$281,834	$317,492
Construction-in-progress	127,321	8,537
Real estate held for future development	66,297	63,835
	$475,452	$389,864

Construction-in-progress consists primarily of additional VOI units being developed in Orlando, Florida, Panama City Beach, Florida, Pigeon Forge, Tennessee, and Vail, Colorado.
In April 2023, Bluegreen/Big Cedar Vacations purchased a resort close to Branson, Missouri for $7.1 million, including transaction costs. The transaction was accounted for as an asset acquisition with the purchase price allocated to VOI inventory in the Company’s consolidated balance sheet as of December 31, 2023.
In May 2023, the Company purchased the property and other assets of a resort located in Nashville, Tennessee for approximately $53.6 million, including transaction costs.  The transaction was accounted for as an asset acquisition. Of the purchase price, $51.6 million was allocated to VOI inventory and $2.0 million was allocated to certain property and equipment in the Company’s consolidated balance sheet as of December 31, 2023.
In November 2023, Bluegreen/Big Cedar Vacations purchased a resort in Stone County, Missouri for $12.6 million, including transaction costs. The transaction was accounted for as an asset acquisition with the purchase price allocated to VOI inventory in the Company’s consolidated balance sheet as of December 31, 2023.

7. Leases
The Company is the lessee under various operating leases for certain sales offices, call centers, office space, equipment and vehicles. Some leases include one or more options to renew the leases, at the Company’s discretion, for terms of one year or more. Certain of the Company’s lease agreements include rental payments based on a percentage of sales generated at the location, and others include rental payments adjusted periodically for inflation. The Company’s lease agreements do not contain residual value guarantees or restrictive covenants which the Company believes to be material.
The Company recognizes operating lease assets and operating lease liabilities associated with lease agreements with an initial term of 12 months or greater, while lease agreements with an initial term of 12 months or less are not recorded in the Company’s consolidated balance sheets. The Company generally does not include lease payments associated with renewal options, including those that are exercisable at its discretion, in the measurement of its operating lease assets and liabilities as it is not reasonably certain that such options will be exercised.  The table below sets forth information regarding the Company’s lease agreements with an initial term of greater than 12 months (dollars in thousands):
	As of December 31,
	2023	2022
Operating Lease Asset	$20,737	$22,963
Operating Lease Liability	25,038	27,716
Weighted Average Lease Term (in years) (1)	2.31	2.42
Weighted Average Discount Rate (2)	4.31%	3.76%

(1)	The Company’s weighted average lease term excludes two real estate leases that expire in December 2034 and May 2056.
(2)
As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future lease payments.  To estimate incremental borrowing rates, the Company considers various factors, including the rates applicable to the Company’s recently issued debt and credit facilities and prevailing financial market conditions.

The Company generally recognizes lease costs associated with its operating leases on a straight-line basis over the lease term, while variable lease payments that do not depend on an index or rate are recognized as variable lease costs in the period in which the obligation for those payments is incurred.  The table below sets forth information regarding the Company’s lease costs, which are included as selling, general and administrative expenses in the Company’s consolidated statements of income for the periods presented (in thousands):
	For the Years Ended December 31,
	2023	2022
Fixed rental costs	$5,727	$7,597
Short-term lease costs	1,130	1,619
Variable lease costs	2,878	2,775
Total operating lease costs	$9,735	$11,991

The table below sets forth information regarding the future minimum lease payments of the Company’s operating lease liabilities (in thousands):
As of December 31,	Operating Lease Liabilities
2024	$4,965
2025	2,706
2026	2,238
2027	1,991
2028	1,995
After 2028	20,095
Total lease payments	$33,990
Less: Interest	8,952
Total operating lease liabilities	$25,038

Included in the Company’s consolidated statements of cash flows under operating activities for the years ended December 31, 2023, 2022, and 2021 was $5.9 million, $7.8 million, and $4.5 million, respectively, of cash paid for amounts included in the measurement of lease liabilities. During the years ended December 31, 2023, 2022, and 2021 the Company obtained $2.6 million, $1.1 million, and $6.2 million, respectively, of operating lease assets in exchange for new operating lease liabilities.
8.  Property and Equipment

Property and equipment consist of the following (in thousands):

		As of December 31,
	Estimated Useful Lives	2023	2022

Land, buildings and building improvements (1)	3-31 years	$88,960	$79,393
Computer hardware and software	1-5 years	72,561	71,551
Furniture, fixtures and equipment	3-14 years	21,231	22,817
Leasehold improvements	3-14 years	8,928	11,409
Transportation and equipment	5 years	680	669
		192,360	185,839
Accumulated depreciation and amortization		(101,768)	(99,924)
Total		$90,592	$85,915

(1)	Estimated useful life excludes land.

Depreciation and amortization expense related to the Company’s property and equipment was $15.4 million, $15.8 million, and $15.6 million for the years ended December 31, 2023, 2022 and 2021, respectively.

9. Debt

Contractual minimum principal payments required on the Company’s debt, net of unamortized discount, by type, for each of the five years subsequent to December 31, 2023 and thereafter are shown below (in thousands):

	Notes payable and other borrowings	Note payable to BBX Capital, Inc.	Recourse receivable-backed notes payable	Non-recourse receivable-backed notes payable	Junior subordinated debentures	Total
2024	$25,000	$—	$—	$—	$—	$25,000
2025	25,000	35,000	—	—	—	60,000
2026	9,500	—	15,727	156,104	—	181,331
2027	151,250	—	5,025	—	—	156,275
2028	—	—	8,542	—	—	8,542
Thereafter	—	—	19,933	417,008	170,896	607,837
Unamortized debt issuance costs	(1,779)	—	—	(8,523)	(843)	(11,145)
Adjustment (1)	—	—	(39,202)	39,202	—	—
Purchase accounting adjustment	—	—	—	—	(32,852)	(32,852)
Total	$208,971	$35,000	$10,025	$603,791	$137,201	$994,988

(1)	Represents the non-recourse balances of the Liberty Bank Facility and the NBA Receivables Facility, as described below.

The minimum contractual payments set forth in the table above may differ from actual payments due to the timing of principal payments required upon (1) the sale of real estate assets that serve as collateral on certain debt, (2) cash collections of pledged or transferred notes receivable and (3) prepayments.  As further described below, certain of the Company's debt was repaid in January 2024 in connection with the completion of the Merger as previously described in Note 1.

Lines-of-Credit and Notes Payable

Financial data related to our lines of credit and notes payable (other than receivable-backed notes payable, which are discussed below) as of December 31, 2023 and 2022 were as follows (dollars in thousands):

	As of December 31,
	2023			2022
	Balance	Interest Rate	Carrying Amount of Pledged Assests	Balance	Interest Rate	Carrying Amount of Pledged Assets
Panama City Beach Acquisition Loan	$44,500	7.58%	$91,724	$54,500	6.16%	$77,334
Fifth Third Syndicated LOC	75,000	7.16%	55,730	70,000	5.92%	68,413
Fifth Third Syndicated Term	91,250	7.24%	67,805	96,250	5.40%	94,068
Unamortized debt issuance costs	(1,779)		—	(2,012)		—
Total	$208,971		$215,259	$218,738		$239,815

Panama City Beach Acquisition Loan. In October 2022, Bluegreen purchased the property and other assets of a resort located in Panama City Beach, Florida for approximately $78.0 million. In connection with the acquisition, Bluegreen entered into a non-revolving acquisition loan (the “Panama City Beach Acquisition Loan”) with National Bank of Arizona (“NBA”) for the acquisition and renovation of the resort.  In September 2023, the Panama City Beach Acquisition Loan was amended to reduce the maximum advances from $96.6 million to $87.6 million, and reduce the advance rate on future renovation costs from 70% to 55%.  Advances were available during the initial 36-month advance period. Approximately $54.5 million was advanced at closing for the acquisition of the resort. The remainder of the purchase price was paid in cash. Prior to repayment, principal payments were effected through release payments from sales of the completed VOIs, subject to a minimum amortization schedule, with the remaining balance due at maturity in October 2027. Borrowings under the Panama City Beach Acquisition Loan bore interest at an annual rate equal to one-month term SOFR plus 2.25%, subject to a floor of 2.40%.  Recourse was limited to 22.5% of the principal and interest outstanding, with decreases based on achieving certain milestones and subject to certain exceptions. In January 2024, in connection with the completion of the Merger as described in Note 1, the Panama City Beach Acquisition loan was repaid in full.

Fifth Third Syndicated Line-of-Credit and Fifth Third Syndicated Term Loan. Bluegreen had a corporate credit facility which at December 31, 2023 included a $100.0 million term loan (the “Fifth Third Syndicated Loan”) with quarterly amortization requirements and a $200.0 million revolving line of credit (the “Fifth Third Syndicated LOC”). Borrowings generally bore interest at a rate of term SOFR plus 1.75-2.50% and a 0.05%-0.10% credit spread adjustment, depending on Bluegreen's leverage ratio and were collateralized by certain VOI inventory, sales center buildings, management fees, short-term receivables and cash flows from residual interests relating to certain term securitizations. The facility was scheduled to mature in February 2027. In January 2024, in connection with the completion of the Merger as described in Note 1, the Fifth Third Syndicated Line-of Credit and Fifth Third Syndicated Term Loan were repaid in full and the corporate credit facility was terminated.

Receivable-Backed Notes Payable

Financial data related to our receivable-backed notes payable facilities were as follows (dollars in thousands):

	As of December 31,
	2023			2022
	Debt Balance	Interest Rate	Principal Balance of Pledged/ Secured Receivables	Debt Balance	Interest Rate	Principal Balance of Pledged/ Secured Receivables
Receivable-backed notes payable - recourse:
Liberty Bank Facility (1)	$5,000	8.00%	$7,266	$5,000	6.50%	$8,470
NBA Receivables Facility (2)	5,025	7.30%	7,205	10,000	6.62%	13,664
Pacific Western Facility	—	—%	—	5,841	6.82%	10,171
Total	10,025		14,471	20,841		32,305

Receivable-backed notes payable - non-recourse:
Liberty Bank Facility (1)	$10,727	8.00%	15,589	$4,907	6.50%	$8,312
NBA Receivables Facility (2)	28,475	7.30%	40,827	20,866	6.62%	28,512
Syndicated Warehouse Facility	156,104	7.09%	190,652	104,953	5.87%	125,486
Quorum Purchase Facility	8,868	4.95 - 5.10%	10,303	14,007	4.95 - 5.10%	16,302
2015 Term Securitization	—	—	—	7,925	3.02%	8,516
2016 Term Securitization	8,624	3.35%	9,265	16,061	3.35%	16,714
2017 Term Securitization	17,404	3.12%	18,886	26,521	3.12%	28,612
2018 Term Securitization	26,318	4.02%	29,218	39,326	4.02%	43,163
2020 Term Securitization	54,102	2.60%	60,848	69,240	2.60%	77,183
2022 Term Securitization	111,684	4.60%	125,275	142,106	4.60%	160,000
2023 Term Securitization	190,008	6.32%	219,116	—	—	—
Unamortized debt issuance costs (3)	(8,523)			(5,131)
Total	603,791		719,979	440,781		512,800
Total receivable-backed debt	$613,816		$734,450	$461,622		$545,105

(1)	Recourse on the Liberty Bank Facility prior to the repayment was generally limited to $5.0 million subject to certain exceptions.

(2)	Recourse on the NBA Receivables Facility is generally limited to the greater of 15% of the outstanding borrowings and $5.0 million, subject to certain exceptions.

(3)	This amount includes unamortized discounts of $2.0 million on the 2023 Term Securitization as of December 31, 2023.

Liberty Bank Facility.  Bluegreen had a $40.0 million revolving VOI notes receivable hypothecation facility (the “Liberty Bank Facility”) with Liberty Bank which provided for advances on eligible receivables pledged under the Liberty Bank Facility, subject to specified terms and conditions, during a revolving credit period. The revolving credit period was scheduled to expire in June 2024 and maturity was in June 2026.  Advance rates under the facility with respect to Qualified Timeshare Loans were 85% of the unpaid principal balance of the Qualified Timeshare Loans.  The advance rate was 70% of the unpaid principal balance of Non-Conforming Qualified Timeshare Loans. The interest rate on borrowings was the Prime Rate minus 0.50% with a floor of 3.00%. Recourse to Bluegreen under the facility was limited to $5.0 million, with certain exceptions set forth in the facility. Subject to the terms of the facility, principal and interest due under the Liberty Bank Facility were paid as cash was collected on the pledged receivables, with the remaining balance being due by maturity. In January 2024, in connection with the completion of the Merger as described in Note 1, the Liberty Bank Facility was repaid in full and terminated.

NBA Receivables Facility. Bluegreen/Big Cedar Vacations has a $70.0 million revolving VOI notes receivable hypothecation facility (the “NBA Receivables Facility”) with National Bank of Arizona (“NBA”). On July 28, 2023, Bluegreen/Big Cedar Vacations amended the NBA Receivables Facility to extend the revolving advance period from September 2023 to July 2026 and the maturity date from March 2028 to January 2031. In addition, pursuant to the amended NBA Receivables Facility, the interest rate on advances made subsequent to the amendment is one month term SOFR plus 1.75% (with an interest rate floor of 2.50%). The interest rate on prior advances is SOFR plus 2.25% (with an interest rate floor of 3.00%). The amended NBA Receivables Facility provides for advances at a rate of 80% on eligible receivables pledged under the facility, subject to eligible collateral and specified terms and conditions, during the revolving credit period. Subject to the terms of the amended NBA Receivables Facility, principal and interest payments received on pledged receivables are applied to principal and interest due under the facility, with the remaining outstanding balance being due by maturity.  In addition, recourse to Bluegreen/Big Cedar Vacations is limited to the greater of 15% of the outstanding borrowings and $5 million.

Pacific Western Facility. Bluegreen had a $50.0 million revolving VOI notes receivable hypothecation facility (the “Pacific Western Facility”) with Pacific Western Bank, which provided for advances on eligible VOI notes receivable pledged under the facility, subject to specified terms and conditions, during the revolving credit period. The revolving advance period was scheduled to expire in September 2024 and the facility was scheduled to mature in September 2027.  In October 2023, the Pacific Western Facility was repaid in full and terminated.

Syndicated Warehouse Facility. Bluegreen had an $80.0 million VOI notes receivable purchase facility (the “Syndicated Warehouse Facility”). In September 2022, Bluegreen amended and restated the facility to increase the maximum outstanding financings from $80.0 million to up to $250.0 million and extend the advance period from December 2022 to September 2025. The amended and restated facility provided for an advance rate of up to 88% with respect to VOI receivables securing amounts financed. Borrowings under the facility bore interest until the expiration of the revolving advance period at a rate equal to onemonth term SOFR plus 1.75% and thereafter at a rate equal to one-month term SOFR plus 2.75%. While ownership of the VOI notes receivable included in the facility was transferred and sold for legal purposes, the transfer of these VOI notes receivable was accounted for as a secured borrowing for financial reporting purposes. The facility was nonrecourse. In February 2024, in connection with the completion of the Merger as described in Note 1, the Syndicated Warehouse Facility was repaid in full and terminated.

Quorum Purchase Facility.  Bluegreen/Big Cedar Vacations has a $50.0 million VOI notes receivable purchase facility (the “Quorum Purchase Facility”) with Quorum Federal Credit Union (“Quorum”). The Quorum Purchase Facility’s advance period expired in October 2022 and the facility matures in December 2034.  Of the amounts outstanding under the Quorum Purchase Facility at December 31, 2023, $4.7 million bears interest at a rate per annum of 4.95% and $4.2 million bears interest at a fixed rate of 5.10%. While ownership of the VOI notes receivable included in the Quorum Purchase Facility is transferred and sold for legal purposes, the transfer of these VOI notes receivable is accounted for as a secured borrowing for financial reporting purposes. The facility is nonrecourse.

2023 Term Securitization. In June 2023, Bluegreen completed a private offering and sale of $214.6 million of VOI receivable backed notes (the “2023 Term Securitization”). The 2023 Term Securitization consisted of the issuance of three tranches of VOI receivable-backed notes (collectively, the “Notes”) with a weighted average coupon rate of approximately 6.32% and a maturity date in November 2038.  The gross advance rate for this transaction was 85.5%. The amount of the VOI receivables sold to BXG Receivables Note Trust 2023-A (the “Trust”) in the transaction was approximately $251.0 million. The gross proceeds of such sales to the Trust were $212.2 million. A portion of the proceeds were used to: repay all amounts outstanding under Bluegreen’s existing VOI receivable-backed notes purchase facility (approximately $181.6 million); capitalize a reserve fund; and pay fees and expenses associated with the transaction. The remainder of the gross proceeds from the 2023 Term Securitization were used for general corporate purposes. The purchase facility allows for maximum outstanding receivable backed borrowings of $250.0 million on a revolving basis through September 30, 2025, subject to eligible collateral and the other terms and conditions of the facility.

Subject to performance of the collateral, Bluegreen will receive any excess cash flows generated by the receivables transferred under the 2023 Term Securitization (excess meaning after payments of customary fees, interest and principal under the 2023 Term Securitization) on a pro-rata basis as borrowers make payments on their VOI loans.

While ownership of the VOI receivables included in the 2023 Term Securitization is transferred and sold for legal purposes, the transfer of these receivables is accounted for as a secured borrowing for financial accounting purposes. Accordingly, no gain or loss was recognized as a result of this transaction.

Other Non-Recourse Receivable-Backed Notes Payable. In addition to the above described facilities, Bluegreen has a number of other nonrecourse receivable-backed notes payable facilities, as set forth in the table above. During 2023 and 2022, Bluegreen repaid $107.6 million and $92.9 million, respectively, under these additional receivable-backed notes payable facilities.

Junior Subordinated Debentures

Woodbridge Holdings Corporation (“Woodbridge”), the wholly owned subsidiary of the Company through which the Company holds its investment in Bluegreen, and Bluegreen have each formed statutory business trusts (collectively, the "Trusts"), each of which issued trust preferred securities as part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933 and invested the proceeds thereof in its junior subordinated debentures. The Trusts are variable interest entities in which Woodbridge and Bluegreen are not the primary beneficiaries. Accordingly, the Company and its subsidiaries do not consolidate the operations of the Trusts; instead, the beneficial interests in the Trusts are accounted for under the equity method of accounting.  The maximum exposure to loss as a result of Woodbridge and Bluegreen’s involvement with the Trusts is limited to the carrying amount of the equity method investment. Included in other assets in the Company’s balance sheets as of both December 31, 2023 and 2022 was $2.1 million of equity in the Trusts. Interest on the junior subordinated debentures and distributions on the trust preferred securities are payable quarterly in arrears at the same interest rate.

Financial data relating to the Company’s junior subordinated debentures was as follows (dollars in thousands):

	December 31, 2023		December 31, 2022
	Carrying Amount	Effective Interest Rates (1)	Carrying Amount	Effective Interest Rates (1)	Maturity Years (2)
Woodbridge - Levitt Capital Trusts I - IV	$66,302	9.45 - 9.51%	$66,302	7.47 - 8.21%	2035 - 2036
Bluegreen Statutory Trusts I - VI	104,595	10.45 - 10.56%	104,595	8.52 - 9.26%	2035 - 2037
Unamortized debt issuance costs	(844)		(914)
Unamortized purchase discount	(32,852)		(33,972)
Total junior subordinated debentures	$137,201		$136,011

(1)	The junior subordinated debentures bear interest at three-month SOFR (subject to quarterly adjustment) plus 0.26% and a margin of 3.80% to 4.90%.

(2)	As of December 31, 2023 and 2022, all of the junior subordinated debentures were eligible for redemption by the issuer.

Availability

As of December 31, 2023 (and prior to the repayment and termination of certain facilities as described above), the Company was in compliance with all financial debt covenants under its debt instruments. As of December 31, 2023, the Company had availability of approximately $322.8 million under its receivable-backed purchase and credit facilities, inventory renovation loans and corporate credit line, subject to eligible collateral and the terms of the facilities, as applicable.

Note payable to BBX Capital, Inc.

In connection with the spin off of its subsidiary, BBX Capital, in September 2020, the Company issued a $75.0 million note payable to BBX Capital. The note accrued interest at a rate of 6% per annum, required payments of interest on a quarterly basis, and had a maturity date in September 2025 (subject to accelerated maturity under certain circumstances). In December 2022, the Company repaid $25.0 million of the note payable to BBX Capital, leaving a remaining balance as of December 31, 2022 of $50.0 million.  In March 2023, the Company repaid $15.0 million of the note payable for $14.1 million and recognized a gain of $0.9 million, leaving a remaining balance of $35.0 million at December 31, 2023. As of both December 31, 2023 and 2022, there was no accrued interest payable in connection with this note payable. The note payable was repaid in full in connection with the closing of the Merger in January 2024.

10.  Fair Value of Financial Instruments

ASC 820 Fair Value Measurements (Topic 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).  The inputs used to measure fair value are classified into the following hierarchy:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2:
Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability

Level 3:	Unobservable inputs for the asset or liability

The carrying amounts of financial instruments included in the consolidated financial statements and their estimated fair values are as follows (in thousands):

	As of December 31, 2023		As of December 31, 2022
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$94,839	$94,839	$175,683	$175,683
Restricted cash	46,724	46,724	50,845	50,845
Notes receivable, net	686,395	947,596	552,490	720,171
Note payable to BBX Capital, Inc.	35,000	33,550	50,000	46,635
Receivable-backed notes payable	613,816	605,714	461,622	451,500
Lines-of-credit, notes payable	208,971	210,826	218,738	215,400
Junior subordinated debentures	137,201	132,500	136,011	102,000

Cash and cash equivalents.  The amounts reported in the consolidated balance sheets for cash and cash equivalents approximate fair value due to their short maturity of 90 days or less.

Restricted cash.  The amounts reported in the consolidated balance sheets for restricted cash approximate fair value.

Notes receivable, net.  The fair value of the Company’s notes receivable is estimated using Level 3 inputs and is based on estimated future cash flows considering contractual payments and estimates of prepayments and defaults, discounted at a market rate.

Note Payable to BBX Capital, Inc. The fair value of the note payable to BBX Capital, Inc was determined using Level 3 inputs by discounting the net cash outflows estimated to be used to repay the debt.

Lines-of-credit and notes payable. The amounts reported in the Company’s consolidated balance sheets for lines of credit and notes payable, approximate fair value for indebtedness that provides for variable interest rates.  The fair value of the Company’s fixed-rate notes payable was determined using Level 3 inputs by discounting the net cash outflows estimated to be used to repay the debt.  These obligations are to be satisfied using the proceeds from the consumer loans that secure the obligations.

Receivable-backed notes payable. The amounts reported in the Company’s consolidated balance sheets for receivable-backed notes payable, approximate fair value for indebtedness that provides for variable interest rates.  The fair value of the Company’s fixed-rate receivable-backed notes payable was determined using Level 3 inputs by discounting the net cash outflows estimated to be used to repay the debt.  These obligations are to be satisfied using the proceeds from the consumer loans that secure the obligations.

Junior subordinated debentures. The fair value of the Company’s junior subordinated debentures is estimated using Level 3 inputs based on the contractual cash flows discounted at a market rate or based on market price quotes from the over-the-counter bond market.

11.  Commitments and Contingencies

Litigation Matters

In the ordinary course of business, the Company and its subsidiaries are parties to lawsuits as plaintiff or defendant involving its operations and activities, including the purchase, sale, marketing, or financing of VOIs. Additionally, from time to time in the ordinary course of business, the Company is involved in disputes with existing and former employees, vendors, taxing jurisdictions, and other individuals and entities, and it also receives individual consumer complaints as well as complaints received through regulatory and consumer agencies, including Offices of State Attorneys General. The Company takes these matters seriously and attempts to resolve any such issues as they arise.

Reserves are accrued for matters in which the Company believes it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated.  The Company does not believe that the aggregate liability relating to known contingencies in excess of the aggregate amounts accrued will have a material impact on the Company’s results of operations or financial condition. However, litigation is inherently uncertain and the actual costs of resolving legal claims, including awards of damages, may be substantially higher than the amounts accrued for these claims and may have a material adverse impact on the Company’s results of operations or financial condition.

The Company is not at this time able to estimate a range of reasonably possible losses with respect to matters in which it is reasonably possible that a loss will occur. In certain matters, management is unable to estimate the loss or reasonable range of loss until additional developments provide information sufficient to support an assessment of the loss or range of loss.  Frequently in these matters, the claims are broad and the plaintiffs have not quantified or factually supported their claim.

Litigation

The following is a description of certain material legal proceedings pending against the Company or which were pending during the year ended December 31, 2023:

On January 7, 2019, Shehan Wijesinha filed a purported class action lawsuit alleging violations of the Telephone Consumer Protection Act (the “TCPA”). It is alleged that Bluegreen’s wholly owned subsidiary Bluegreen Vacations Unlimited Inc. (“BVU”) called plaintiff’s cell phone for telemarketing purposes using an automated dialing system, and that plaintiff did not give BVU his express written consent to do so. Plaintiffs seek certification of a class comprised of other persons in the United States who received similar calls from or on behalf of BVU without the person’s consent.  Plaintiff seeks monetary damages, attorneys’ fees and injunctive relief. Bluegreen believes the lawsuit is without merit and intends to vigorously defend the action. On July 15, 2019, the court entered an order staying this case pending a ruling from the Federal Communications Commission (“FCC”) clarifying the definition of an automatic telephone dialing system under the TCPA and the decision of the Eleventh Circuit in a separate action brought against a VOI company by a plaintiff alleging violations of the TCPA. On January 7, 2020, the Eleventh Circuit issued a ruling consistent with BVU’s position, and on June 26, 2020, the FCC also issued a favorable ruling. The case was stayed pending the United States Supreme Court’s decision in Facebook, Inc. v. Duguid. On April 1, 2021, the Supreme Court issued a decision in the Facebook case which was favorable to Bluegreen’s position that an automatic telephone dialing system was not used in this case.  Bluegreen believes the ruling disposes of the plaintiff’s claim and filed a Notice of Supplemental Authority advising the court of the ruling.

On July 18, 2019, Eddie Boyd, and Connie Boyd, Shaundre and Kimberly Laskey, and others similarly situated filed an action alleging that BVU and co-defendants violated the Missouri Merchandise Practices Act for allegedly making false statements and misrepresentations with respect to the sale of VOIs. Plaintiffs’ claims include a purported class action allegation that BVU’s charging of an administrative processing fee constitutes the unauthorized practice of law, and also that Bluegreen and its outside counsel engaged in abuse of process by filing a lawsuit against plaintiffs’ counsel (The Montgomery Law Firm). Plaintiffs seek monetary damages, attorneys’ fees and injunctive relief. On August 31, 2020, the court certified a class regarding the unauthorized practice of law claim, but dismissed the claims regarding abuse of process. On January 11, 2021, the Court issued an order that the class members are not entitled to rescission of their contracts because they failed to plead fraud in the inducement. Plaintiffs filed a third amended petition to add Resort Title Agency, Inc. (a wholly owned subsidiary of Bluegreen) as a defendant. On July 29, 2022, Resort Title Agency, Inc. removed the case to the United States District Court for the Western District of Missouri. On February 28, 2024, the Court entered a summary judgment in favor of Bluegreen and Resort Title Agency, Inc. on both the individual and class claims.

On March 15, 2018, BVU entered into an Agreement for Purchase and Sale of Assets with T. Park Central, LLC, O. Park Central, LLC, and New York Urban Ownership Management, LLC, (collectively “New York Urban”) (“Purchase and Sale Agreement”), which provided for the purchase of The Manhattan Club inventory over a number of years and the management contract for The Manhattan Club Association, Inc. On October 7, 2019, New York Urban initiated arbitration proceedings against BVU alleging that The Manhattan Club Association, Inc. (of which BVU was a member) was obligated to pay an increased management fee to a New York Urban affiliate and that this higher amount would be the benchmark for BVU’s purchase of the management contract under the parties’ Purchase and Sale Agreement. New York Urban also sought damages in the arbitration proceedings in excess of $10.0 million for promissory estoppel and tortious interference.  On November 19, 2019, the parties participated in mediation but did not resolve the matter. On November 20, 2019, New York Urban sent a letter to BVU advising that it was: (1) withdrawing its arbitration demand; (2) notifying the Board that it was not seeking to execute the proposed amendment to the Management Agreement that was originally sent to Bluegreen on April 24, 2019; and (3) not going to pay itself a management fee for the 2020 operating year in an amount exceeding the 2019 operating year (i.e., $6.5 million). On November 21, 2019, BVU sent New York Urban a Notice of Termination of the Purchase and Sale Agreement. On November 25, 2019, New York Urban sent its own Notice of Termination and a separate letter containing an offer to compromise if BVU resigned its position on the Board and permitted New York Urban to enforce its rights to the collateral. On November 29, 2019, BVU accepted the offer and on December 18, 2019, BVU provided New York Urban with resignations of its members on the Board of Directors.

On April 2, 2021, New York Urban initiated new arbitration proceedings against BVU, alleging it is owed over $70.0 million for periodic inventory closings that have not occurred since the Purchase and Sale Agreement was terminated or that will not occur because of the termination. New York Urban also seeks over $50.0 million because, due to the Purchase and Sale Agreement’s termination, the closing on the management contract will not occur. BVU believes it has strong defenses to these claims. The arbitration hearing has commenced and is ongoing. BVU continues to vigorously defend against New York Urban’s claims.

On August 30, 2020, over 100 VOI owners at The Manhattan Club (“TMC”) sued BVU and certain unaffiliated entities (the “Non-Bluegreen Defendants”). The complaint includes claims arising out of alleged misrepresentations made during the sale of VOIs at TMC and certain post-sale operational practices, including allegedly charging owners excessive annual maintenance fees and implementing reservation policies that restrict the ability of VOI owners to use their points to access the resort while allowing the general public to make reservations. The plaintiffs assert in the complaint that Bluegreen acquired operational control of TMC from the Non-Bluegreen Defendants in 2018 and assumed joint liability for any prior wrongdoing by them. Bluegreen believes this assertion to be erroneous and that the claims against BVU are without merit.  On September 27, 2021, the court granted Bluegreen’s motion to dismiss without prejudice and the Court declined to exercise supplemental jurisdiction over the remaining state law claims. Plaintiffs have amended their complaint. BVU filed a motion to dismiss the amended complaint on December 29, 2021, which remains pending.

On September 14, 2021, Tamarah and Emmanuel Louis, individually and on behalf of all others similarly situated, filed a purported class action lawsuit against BVU alleging it violated the Military Lending Act (“MLA”). The complaint alleges that BVU did not make any inquiry before offering financing to the plaintiffs as to whether they were members of the United States Military and allege other claims related to certain disclosures mandated by the MLA.  BVU filed a motion to dismiss the complaint, and plaintiffs then filed an amended complaint on December 3, 2021. The District Court granted BVU’s motion to dismiss. An appeal of the District Court’s dismissal by the plaintiffs is pending before the Eleventh Circuit Court of Appeals. BVU continues to vigorously defend this action on appeal.

On February 8, 2023, Denise Mecke, a former Missouri sales associate, filed a lawsuit in the United States District Court for the Western District of Missouri alleging various statutory and tort claims against Bluegreen, BVU and nine current and former associates related to her termination from employment.  Her initial demand letter sought $7.0 million in damages. On March 31, 2023, defendants filed a motion to compel arbitration and dismiss the complaint, or, in the alternative, to stay this action. On October 12, 2023, the Court granted Bluegreen’s motion to compel arbitration and dismiss the complaint. Mecke served a Request for Arbitration on December 14, 2023, to which Bluegreen responded on January 3, 2024.

Commencing in 2015, it came to Bluegreen’s attention that its collection efforts with respect to its VOI notes receivable were being impacted by a then emerging, industry-wide trend involving the receipt of “cease and desist” letters from exit firms and their attorneys purporting to represent certain VOI owners. Following receipt of these letters, Bluegreen is unable to contact the owners unless allowed by law. Bluegreen believes these exit firms have encouraged such owners to become delinquent and ultimately default on their obligations and that such actions and its inability to contact the owners have been a material factor in the increase in its annual default rates. Bluegreen’s average annual default rates have increased from 6.9% in 2015 to 11.3% in 2023. Bluegreen also estimates that approximately 6.8% of the total delinquencies on its VOI notes receivable as of December 31, 2023 related to VOI notes receivable are subject to this issue. Bluegreen has in a number of cases pursued, and Bluegreen may in the future pursue, legal action against the VOI owners, and as described below, against the exit firms.

On November 13, 2020, Bluegreen filed a lawsuit against timeshare exit firm, Carlsbad Law Group, LLP, and certain of its associated law firms and affiliates. On December 30, 2020, Bluegreen filed a lawsuit against timeshare exit firm, The Molfetta Law Firm, and certain of its associated law firms, affiliates, and cohorts, including Timeshare Termination (“TTT”). In both of these actions, Bluegreen alleges that through various forms of deceptive advertising, as well as inappropriate direct contact with VOI owners, such firm and its affiliates made false statements about Bluegreen and provided misleading information to the VOI owners and encouraged nonpayment by consumers. Bluegreen believes the consumers are paying fees to these firms and their affiliates in exchange for illusory services. In June 2021, counsel for TTT moved to withdraw, citing TTT’s insolvency.  On October 1, 2021, the principals of TTT filed for Chapter 11 Bankruptcy Protection, which matter has since been converted to a Chapter 7 Bankruptcy. The principals of TTT have consented to entry of an injunction in the U.S. District Court for the Southern District of Florida as part of an agreement with Bluegreen. In addition, Bluegreen has reached a settlement with all remaining, non-bankrupt defendants in the Molfetta action. In the Carlsbad action, settlement has been reached with certain defendants, including Carlsbad Law Group, LLC. Bluegreen’s remaining claims in that case, which seek an injunction and disgorgement of profits against Pandora Marketing, LLC d/b/a Timeshare Compliance et al, proceeded to trial in August 2023 and Bluegreen received a favorable verdict for an immaterial amount. Bluegreen is seeking recovery of certain attorney’s fees and costs expended in the litigation.

Other Commitments, Contingencies and Guarantees

In lieu of paying maintenance fees for unsold VOI inventory, Bluegreen may enter into subsidy agreements with certain HOAs. During the years ended December 31, 2023, 2022 and 2021, Bluegreen made subsidy payments related to such subsidies of $38.1 million, $27.5 million, and $24.9 million, respectively, which are included within cost of other fee-based services in the Company’s consolidated statements of income. As of December 31, 2023, the Company had overpaid $1.9 million for such subsidies, which is included in prepaid expenses in the Company’s consolidated balance sheet.  As of December 31, 2022, the Company had $0.6 million accrued for such subsidies, which is included in accrued liabilities and other in the Company’s consolidated balance sheet.

12.  Income Taxes

The Company’s provision for income taxes from continuing operations consists of the following (in thousands):

	Year Ended December 31,
Federal:	2023	2022	2021
Current	$393	$6,482	$13,690
Deferred	14,485	12,965	6,752
	$14,878	$19,447	$20,442
State and Other:
Current	$1,510	$2,199	$2,509
Deferred	7,085	4,541	3,713
	8,595	6,740	6,222
Total	$23,473	$26,187	$26,664

The difference between the Company’s provision for income taxes from continuing operations and the results of applying the federal statutory tax rate to income before provision for income taxes relates to (in thousands):

	For the Year Ended December 31,
	2023	2022	2021
Income tax provision at expected federal income tax rate (1)	$17,665	$22,562	$20,530
Increase (decrease) resulting from:
Provision for state taxes, net of federal effect	4,836	5,343	4,318
Change in Valuation Allowance	1,954	(18)	597
Taxes related to noncontrolling interests in subsidiaries not consolidated for income tax purposes	(3,792)	(3,542)	(2,781)
Non-deductible items	3,088	2,083	3,945
Other - net	(278)	(241)	55
Provision for income taxes	$23,473	$26,187	$26,664

(1)	Expected tax is computed based upon income before taxes from continuing operations.

The Company’s deferred income taxes from continuing operations consist of the following components (in thousands):

	As of December 31,
	2023	2022
Deferred tax assets:
Book reserves for loan losses and inventory costs under timeshare accounting rules	$47,024	$37,180
Federal and State NOL and tax credit carryforward	98,255	88,640
Real estate valuation	5,276	5,402
Expenses recognized for books and deferred for tax	1,345	968
Other	2,987	5,208
Total gross deferred tax assets	154,887	137,398
Valuation allowance	(82,749)	(80,797)
Total deferred tax assets	72,138	56,601
Deferred tax liabilities:
Installment sales treatment of notes	179,747	142,254
Intangible assets	14,340	14,179
Junior subordinated debentures	7,682	7,874
Property and equipment	4,337	4,681
Other	795	806
Total gross deferred tax liabilities	206,901	169,794
Net deferred tax liability	$134,763	$113,193

Valuation Allowance on Deferred Tax Assets

The Company evaluates its deferred tax assets to determine if valuation allowances are required. In the evaluation, management considers net operating loss (“NOL”) carryback availability, expectations of sufficient future taxable income, trends in earnings, existence of taxable income in recent years, the future reversal of temporary differences, and available tax planning strategies that could be implemented, if required. Valuation allowances are established based on the consideration of all available evidence using a more likely than not standard. As of December 31, 2023, the Company established a valuation allowance of $82.8 million relating to the deferred tax asset of $98.3 million for federal and state NOL and tax credit carryforwards, as the Company’s ability to utilize a portion of these carryforwards to reduce future tax liability income is subject to significant limitations. The table below sets forth information regarding the federal and state NOL and tax credit carryforwards and the applicable valuation allowance as of December 31, 2023 (in thousands):

	Federal and State NOL and Credit Carryforward	Gross Deferred Tax Asset	Valuation Allowance	Net Deferred Tax Asset	Year Expires
Non-Florida State NOLs	$256,135	$12,090	$5,688	$6,402	2024-2043
Florida State NOL	3,159	137	—	137	—
Federal NOL	36,436	7,652	—	7,652	—
Federal NOL SRLY Limitation	210,330	44,169	44,169	—	2026-2034
Florida NOL SRLY Limitation	702,433	30,521	30,521	—	2026-2034
Other Federal tax credits-SRLY Limitation	2,371	2,371	2,371	—	2025-2031
Federal NOL Section 382 Limitation	5,520	1,159	—	1,159	2027-2028
Florida NOL Section 382 Limitation	3,589	156	—	156	2027-2028
Total		$98,255	$82,749	$15,506

The Company evaluated all positive and negative evidence available as of the reporting date, including tax planning strategies, the ability to file a consolidated return with its subsidiaries, the expected future reversal of existing taxable temporary differences, and expected future taxable income exclusive of reversing temporary differences and carry forwards. Based on this evaluation, the Company determined that as of December 31, 2023 it is more likely than not that it will be able to realize $15.5 million of the deferred tax asset that is attributed to the Company’s federal and state NOL and credit carryforwards.

As of December 31, 2023, the Company had non-Florida state NOL carryforwards of $256.1 million which expire from 2024 through 2043. These NOLs can only be utilized against Bluegreen’s (or its subsidiary’s) income allocable to the state in which the NOL was generated. A valuation allowance is maintained for those state NOLs where the NOL is not more likely than not realizable.

As of December 31, 2023, the Company had federal and Florida NOL carryforwards and federal tax credit carryforwards that can only be utilized if the separate entity that generated them has separate company taxable income (the “SRLY Limitation”). These carryforwards cannot be utilized against most of the Company’s subsidiaries’ taxable income, including Bluegreen. As such, a full valuation allowance has been established for these carryforwards. As of December 31, 2023, the Company had federal and Florida NOL carryforwards not subject to the SRLY limitation of $36.4 million and $3.2 million, respectively, which never expire.

In addition, as a result of the Company’s merger with Woodbridge in September 2009, the Company experienced a “change of ownership” as that term is defined in the Internal Revenue Code. This change of ownership resulted in a significant limitation on the amount of the Company’s pre-merger NOLs that can be utilized by the Company annually (the “Section 382 limitation”). The federal and Florida annual limit is approximately $788,000 and $513,000, respectively. As a result, the amounts in the table represent the NOLs that more likely than not can be utilized before expiration.

Other

The Company evaluates its tax positions based upon guidelines of ASC 740, which clarifies the accounting for uncertainty in tax positions. Based on an evaluation of uncertain tax provisions, the Company is required to measure tax benefits based on the largest amount of benefit that is greater than 50% likely of being realized upon settlement.  There were no unrecognized tax benefits at December 31, 2023, 2022 or 2021, and as of December 31, 2023, the Company did not recognize any interest or penalties related to ASC 740-10.

The Company is no longer subject to federal or Florida income tax examinations by tax authorities for tax years before 2020. Several of the Company’s subsidiaries are no longer subject to income tax examinations in certain state, local, and non-U.S. jurisdictions for tax years before 2019.

In April 2023, the Company received notice that its U.S. federal income tax return for the year ended December 31, 2020 was selected for examination. In addition, certain of the Company’s state income tax filings are under routine examination. While there is no assurance as to the results of these audits, the Company does not currently anticipate any material adjustments in connection with these examinations.

13.  Equity

Common Stock

Prior to the Merger, the Company’s Articles of Incorporation authorized the Company to issue both Class A Common Stock, par value $0.01 per share, and Class B Common Stock, par value $0.01 per share. Under Florida law and the Company’s Articles of Incorporation, holders of Class A Common Stock and Class B Common Stock vote together as a single class on most matters presented to a vote of the Company’s shareholders. On such matters, holders of Class A Common Stock are entitled to one vote for each share held, with all holders of Class A Common Stock possessing in the aggregate 22% of the total voting power, while holders of Class B Common Stock possess the remaining 78% of the total voting power. Each share of Class B Common Stock was convertible into one share of Class A Common Stock at any time at the option of the holder. The percentage of total votes held by the Company’s Class A and Class B Common Stock was 78% and 22%, respectively, at December 31, 2023.

On November 5, 2023, the Company entered into a Merger Agreement with HGV and Merger Sub, an indirect wholly-owned subsidiary of HGV. On January 17, 2024, the merger contemplated by the Merger Agreement was completed whereby, in accordance with the terms of the Merger Agreement, (i) Merger Sub merged with and into the Company, with the Company continuing as the surviving company of the Merger and becoming an indirect wholly-owned subsidiary of HGV, and (ii) each share of Class A Common Stock and Class B Common Stock of the Company outstanding at the effective time of the Merger (including each share subject to a restricted stock award outstanding at the effective time of the Merger) was canceled and converted into the right to receive $75.00 in cash, without interest and less any applicable withholding taxes. As a result of the completion of the merger, the Company's Class A Common Stock and Class B Common Stock are no longer publicly traded and the Company's authorized capital stock now consists solely of 1,000 shares of common stock, par value $0.01 per share.

Share Repurchase Program

In August 2021, the Company’s board of directors approved a share repurchase program which authorized the repurchase of the Company’s Class A Common Stock and Class B Common Stock at an aggregate cost of up to $40.0 million. In March 2022, the Company’s board of directors approved a $50.0 million increase in the aggregate cost of the Company’s Class A Common Stock and Class B Common Stock that could be repurchased under the share repurchase program. The Company did not repurchase any shares of common stock under the share repurchase program during the year ended December 31, 2023. The Company repurchased and retired 1,911,980 shares of Class A Common Stock under the share repurchase program during the year ended December 31, 2022 for an aggregate purchase price of $54.4 million.  The excess of cost over par value of the repurchased shares is recorded to additional paid in capital.

Cash Tender Offer

In December 2022, the Company completed a cash tender offer pursuant to which it purchased and retired 3,040,882 shares of its Class A Common Stock at a purchase price of $25.00 per share, or an aggregate purchase price of $76.0 million, excluding fees and expenses related to the tender offer. These shares were repurchased outside of the Company’s share repurchase program.

Restricted Stock and Stock Option Plans

At the Company’s Annual Meeting of Shareholders held on July 21, 2021, the Company’s shareholders approved the Bluegreen Vacations Holding Corporation 2021 Incentive Plan (the “2021 Plan”), which allowed for the issuance of up to 2,000,000 shares of the Company’s Class A Common Stock pursuant to restricted stock awards and options which may be granted under the 2021 Plan.  The 2021 Plan also permits for the grant of performance-based cash awards. As of December 31, 2023, 1,232,785 restricted shares of the Company’s Class A Common Stock had been granted under the 2021 Plan, of which 7,969 shares were forfeited during 2021 and 16,678 were forfeited during 2022.

In contemplation of the Merger with HGV described above, 496,297 of the Company's restricted Class A and Class B Common Stock awards were accelerated so that they vested in December 2023. The Company's outstanding restricted stock awards vested in connection with the completion of the Merger in January 2024, with each holder entitled to receive the merger consideration of $75.00 per share in exchange for each restricted share. The fair value of the restricted stock awards that vested were $87.7 million based on the merger consideration of $75.00 per share.

Restricted Stock Activity

The Company accounts for compensation cost for unvested time-based service condition restricted stock awards based on the fair value of the award on the measurement date, which is generally the grant date.  The cost is recognized on a straight-line basis over the requisite service period of the award, with forfeitures recognized as incurred.  The table below sets forth information regarding the Company’s unvested restricted stock award activity for the years ended December 31, 2023 and 2022:

	As of December 31,
	2023			2022
	Unvested Restricted Stock		Weighted Average Grant Date Fair Value	Unvested Restricted Stock	Weighted Average Grant Date Fair Value
Unvested balance outstanding, beginning of period	889,327		$22.06	460,470	$20.72
Granted	318,811		27.99	445,535	23.34
Vested	(534,969)		24.36	—	—
Forfeited	—		—	(16,678)	19.36
Unvested balance outstanding, end of period	673,169	(1)	$23.04	889,327	$22.06
Available for grant	791,862			1,110,673

(1)	As described above, all restricted stock awards outstanding on the effective date of the Merger vested in connection with the closing of the merger in January 2024.

The table below sets forth information regarding the restricted stock awards granted during the years ended December 31, 2023, 2022 and 2021:

Plan Name	Grant Date	Number Awards Granted	Per Share Weighted Grant Date Fair Value Average	Grant Date Fair Value (millions)	Requisite Service Period	Vesting Date
2021 Incentive Plan	6/3/2021	468,439	20.72	$9.7	4 years; 10years	(1)
2021 Incentive Plan	1/19/2022	208,035	29.80	$6.2	4 years	(1)
2021 Incentive Plan	10/19/2022	237,500	17.69	$4.2	5 years	(1)
2021 Incentive Plan	1/18/2023	318,811	27.99	$8.9	4 years	(1)

(1)
In connection with the Merger with HGV a total of 496,297 restricted shares vested during December 2023 and the remaining outstanding restricted shares vested in connection with the closing of the Merger in January 2024.

The fair value of the Company’s restricted stock awards that vested during the year ended December 31, 2023 was $38.4 million based on the fair value of its common stock on the applicable vesting dates.  As of December 31, 2023, there was approximately $10.0 million of unrecognized share-based compensation with a remaining weighted average amortization period of 2.84 years.

In connection with the Merger with HGV, all unvested restricted stock awards were accelerated and unrecognized share-based compensation expense was recognized in January 2024. The fair value of the restricted stock awards that vested in January 2024 in connection with the Merger was $87.7 million based on the merger consideration of $75.00 per share.  The Company recognized restricted stock compensation expense included in selling, general and administrative expenses in the Company’s consolidated statements of income related to its restricted stock awards of approximately $6.2 million, $3.4 million, and $1.0 million during the years ended December 31, 2023, 2022, and 2021, respectively. No tax benefits were recognized on restricted stock compensation expense for these awards.

14.  Employee Benefit Plans and Incentive Compensation Programs

The Company’s Employee Retirement Plans were Internal Revenue Code Section 401(k) Retirement Savings Plans.  Generally, all U.S.-based employees at least 18 years of age with at least three months of employment were eligible to participate in the Company’s 401(k) plans.  The Company’s 401(k) plan provided for an annual employer matching contribution equal to 100% of each participant’s contributions not exceeding 3% of each participant’s compensation, plus 50% of the participant’s contributions in excess of 3% but not in excess of 5% of the participant’s compensation.  Further, the Company could make additional discretionary matching contributions to its plan not to exceed 4% of each participant’s compensation.  For the years ended December 31, 2023, 2022 and 2021, the Company recorded expense for contributions to the 401(k) plan totaling $7.9 million, $7.7 million and $6.7 million, respectively. The Company's 401(k) plan was terminated in connection with the Merger with HGV in January 2024 with eligible participants becoming entitled to participate in HGV's 401(k) plan, pursuant to the terms and conditions of such plan and the merger agreement.

15.  Related Party Transactions

Prior to the Merger with HGV, the Company was deemed to be controlled by Alan B. Levan, Chairman, Chief Executive Officer and President of the Company prior to the merger, John E. Abdo, Vice Chairman of the Company prior to the merger, Jarett S. Levan, a director of the Company prior to the merger and son of Mr. Alan Levan, and Seth M. Wise, a director of the Company prior to the merger. Together, they were deemed to beneficially own shares of the Company’s Class A Common Stock and Class B Common Stock representing approximately 81% of the Company’s total voting power. Further, in connection with the spin-off of BBX Capital during September 2020, Mr. Jarett Levan became the Chief Executive Officer and President and a director of BBX Capital, Mr. Alan Levan became the Chairman of the Board of BBX Capital, Mr. John E. Abdo became Vice Chairman of BBX Capital and Seth M. Wise became Executive Vice President and director of BBX Capital. Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan and Mr. Wise may be deemed to control BBX Capital through their ownership of BBX Capital’s Class A Common Stock and Class B Common Stock.  Mr. Alan Levan and Mr. Abdo also receive compensation from BBX Capital.

The Company reimbursed BBX Capital for advisory, risk management, administrative and other services. The Company reimbursed BBX Capital $1.8 million, $2.0 million, and $1.2 million during the years ended December 31, 2023, 2022, and 2021, respectively, for such services. Further, BBX Capital reimbursed the Company $0.1 million during both the years ended December 31, 2023 and 2021, respectively, with no such reimbursements during the year ended December 31, 2022. The Company had $0.3 million and $0.2 million in accrued expenses as of December 31, 2023, and 2022, respectively, for the services described above.

In connection with its spin-off of BBX Capital during September 2020, the Company issued a $75.0 million note payable to BBX Capital (of which $35.0 million and $50.0 million remained outstanding at December 31, 2023 and 2022, respectively).  See Note 9 for a description of the of terms of BVH’s note payable to BBX Capital.  In connection with the completion of the Merger with HGV in January 2024, the note payable to BBX Capital was paid in full and all other transactions and relationships between the Company and BBX Capital were terminated.

During the years ended December 31, 2023, 2022 and 2021, the Company paid the Abdo Companies, Inc. $153,000, $153,000, and $230,000, respectively, for certain management services. John E. Abdo is the principal shareholder and Chief Executive Officer of Abdo Companies, Inc. This arrangement was terminated in connection with the closing of the Merger with HGV during January 2024.

16. Noncontrolling Interests

As of December 31, 2023 and 2022, noncontrolling interests in the Company’s consolidated balance sheets consisted of Bluegreen’s 51% equity interest in Bluegreen / Big Cedar Vacations, LLC, a joint venture in which Bluegreen is deemed to hold a controlling financial interest based on Bluegreen’s 51% equity interest, Bluegreen’s active role as the day-to day manager of its activities, and Bluegreen’s majority voting control of its management committee.

In addition, prior to May 5, 2021, BVH owned approximately 93% of Bluegreen’s common stock. As described in greater detail in Note 1, on May 5, 2021, BVH acquired all of the approximately 7% of the outstanding shares of Bluegreen’s common stock that the Company did not previously own pursuant to a statutory short-form merger.

Income attributable to noncontrolling interests from continuing operations consisted of the following (in thousands):

	For the Years Ended December 31,
	2023	2022	2021
Bluegreen (1)	$—	$—	$861
Bluegreen/Big Cedar Vacations (2)	18,057	16,866	13,241
Net income attributable to noncontrolling interest - continuing operations	$18,057	$16,866	$14,102

(1)	Prior to May 5, 2021, BVH owned approximately 93% of Bluegreen’s outstanding common stock. As a result of the merger effected on May 5, 2021, Bluegreen is now a wholly owned subsidiary of BVH.

(2)	Bluegreen owns 51% of Bluegreen/Big Cedar Vacations.

17.  Subsequent Events

On November 5, 2023, the Company entered into a Merger Agreement with HGV and Merger Sub, an indirect wholly-owned subsidiary of HGV. On January 17, 2024, the merger contemplated by the Merger Agreement was completed whereby, in accordance with the terms of the Merger Agreement, (i) Merger Sub merged with and into BVH, with BVH continuing as the surviving company of the Merger and becoming an indirect wholly-owned subsidiary of HGV, and (ii) each share of Class A Common Stock and Class B Common Stock of BVH outstanding at the effective time of the Merger (including each share subject to a restricted stock award outstanding at the effective time of the Merger) was canceled and converted into the right to receive $75.00 per share in cash, without interest and less any applicable withholding taxes. As a result of the consummation of the Merger, the Company's common stock is no longer publicly traded.  Further, the Company is now a party to and guarantor of new debt issued by HGV in connection with the Merger.

We have evaluated subsequent events through March 28, 2024, the date on which our financial statements were available to be issued.